QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference into Registration Statement Nos. 333-176372, 333-152483, 333-152970, 333-153434, and 333-139679 on Form S-3 and into Registration Statement No. 333-145704 on Form S-8 of CombiMatrix Corporation of our report dated March 22, 2011, on our audit of the consolidated financial statements of CombiMatrix Corporation as of and for the year ended December 31, 2010.

        Our report, dated March 22, 2011, contains an explanatory paragraph that states that CombiMatrix Corporation has a history of incurring net losses and net operating cash flow deficits. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON SULLIVAN LLP

Seattle, Washington
March 16, 2012

QuickLinks

  EXHIBIT 23.2